NATIONAL HOLDINGS CORPORATION

News Release	Contacts:	Robert H. Daskal
Chief Financial Officer
312-751-8833

Beverly Jedynak
Martin E. Janis & Co.
312-943-1100

Christopher Dewey Joins
National Holdings Corporation as Vice Chairman

New York, New York, January 3, 2007 -- National Holdings Corporation (OTCBB: NHLD) announced today that the company has elected Christopher C. Dewey as Vice Chairman of its board of directors. He was elected as a Class I director, filling a vacancy on the board. Mr. Dewey’s responsibilities will include strategic planning and investment banking for National Securities Corporation, a wholly owned subsidiary of the company, and the development of new business opportunities in financial services for the National Holdings group.

Mr. Dewey has over 25 years experience on Wall Street, most recently as Executive Vice President with Jefferies & Company, Inc. During his career, he has also been a partner with Bear Stearns and the Merrion Group. Mr. Dewey earned an MBA from the Wharton School in 1987.

Mark Goldwasser, Chairman, President and Chief Executive Officer stated, “We are elated to welcome Chris as Vice Chairman of National Holdings. I have known Chris for more than 23 years and believe he is one of the true high quality persons working on Wall Street today. I have worked for and with Chris in the past, and look forward to working with him again. His addition to our management team will be instrumental in our company achieving new levels of success.”

Mr. Dewey added, “I am familiar with many of the key people at National Holdings, having worked with them on various projects over several years. I view this as a wonderful opportunity to affiliate with a vibrant, entrepreneurial organization, and look forward to contributing to their future growth.”

National Holdings Corporation is a holding company for National Securities Corporation and National Insurance Corporation. National Securities conducts a full service national brokerage and investment banking business. National Insurance will provide a full array of fixed insurance products to its clients.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. This press release may contain certain statements of a forward-looking nature relating to future events or future business performance. Any such statements that refer to the Company’s estimated or anticipated future results or other non-historical facts are forward-looking and reflect the Company’s current perspective of existing trends and information. These statements involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, risks and uncertainties detailed in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The forward-looking statements speak only as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

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